          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                            TOTAL CONTAINMENT, INC.
_______________________________________________________________________________
                (Name of Registrant as Specified in its Charter)


________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
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      or Item 22(a)(2) of Schedule 14A.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.

          1)   Title of each class of securities to which transaction applies:

 _______________________________________________________________________________

          2)   Aggregate number of securities to which transaction applies:

 _______________________________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 _______________________________________________________________________________

          4)   Proposed maximum aggregate value of transaction:

 _______________________________________________________________________________

          5)   Total fee paid:

________________________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

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          4)   Date Filed:

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

                                      LOGO




March 25, 1998


Dear Stockholder:

          Total Containment, Inc.'s Annual Meeting of Stockholders will be held on Friday, April 17, 1998, at 12:00 p.m., Eastern Time. The Annual Meeting will be held at the Company's offices located at 422 Business Center, A130 North Drive, Oaks, Pennsylvania 19456.

          The matters to be acted on at the Annual Meeting are: (a) the election of two Class I directors, and (b) the ratification of the appointment by the Board of Directors of TCI of Grant Thornton LLP as its independent auditors for 1998. These matters are described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

          Thank you for your interest in TCI. I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                     /s/ Pierre Desjardins
                                         Pierre Desjardins,
                                         Chairman of the Board

          PLEASE SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                      LOGO



                              422 Business Center
                                A130 North Drive
                                  P.O. Box 939
                            Oaks, Pennsylvania 19456

                      ____________________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1998
                      ____________________________________

To the Stockholders of Total Containment, Inc.:

          Notice is hereby given that the Annual Meeting (the "Annual Meeting") of the holders of common stock, $0.01 par value (the "Common Stock"), of Total Containment, Inc. (the "Company") will be held at the offices of the Company located at 422 Business Center, A130 North Drive, P.O. Box 939, Oaks, Pennsylvania 19456 on Friday, April 17, 1998, at 12:00 p.m., Eastern Time:

          1. To elect two Class I directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors shall have been elected and qualified (Matter No. 1);

          2. To ratify the appointment, by the Company's Board of Directors, of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 (Matter No. 2); and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

          Holders of record of issued and outstanding shares of Common Stock at the close of business on February 27, 1998, are entitled to notice of, and to vote at, the Annual Meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

          The Board of Directors of the Company cordially invites you to attend the Annual Meeting. Whether or not you are personally present, your shares should be represented at the Annual Meeting. Accordingly, please sign and return your proxy in the enclosed envelope.

                                          By Order of the Board of Directors,

                                      /s/ Jeffrey A. Boehmer
                                          Jeffrey A. Boehmer, Secretary

Dated:  Oaks, Pennsylvania
        March 25, 1998

          STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME BY A WRITTEN INSTRUMENT, INCLUDING A LATER DATED PROXY, SIGNED IN THE SAME MANNER AS THE PROXY AND RECEIVED BY THE SECRETARY OF THE COMPANY AT OR BEFORE THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY BY VOTING IN PERSON.

                            TOTAL CONTAINMENT, INC.
                              422 Business Center
                                A130 North Drive
                                  P.O. Box 939
                           Oaks, Pennsylvania  19456

                        ________________________________
                                PROXY STATEMENT
                               FOR ANNUAL MEETING
                        ________________________________

                                    GENERAL

INTRODUCTION

          Total Containment, Inc. (the "Company") is a Pennsylvania business corporation headquartered at 422 Business Center, A130 North Drive, Oaks, Pennsylvania 19456.

SOLICITATION OF PROXIES

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting (the "Annual Meeting") of holders of Common Stock, $0.01 par value (the "Common Stock"), of the Company to be held at the offices of the Company located at 422 Business Center, A130 North Drive, P.O. Box 939, Oaks, Pennsylvania 19456, at 12:00 p.m., Eastern Time, on Friday, April 17, 1998, and at any adjournment or adjournments thereof. The approximate date upon which this Proxy Statement and the accompanying proxy were first sent, given or otherwise made available to shareholders was March __, 1998. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and employees of the Company and its subsidiaries. The Company will pay all costs of soliciting proxies.

VOTING SECURITIES

          Holders of record of the Common Stock at the close of business on February 27, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting.

          At the Annual Meeting, each stockholder is entitled to one vote for each share of the Common Stock registered in the stockholder's name at the close of business on February 27, 1998. On February 27, 1998, there were 4,641,600 shares of the Common Stock outstanding and, accordingly, holders of the Common Stock are entitled to cast a total of 4,641,600 votes at the Annual Meeting. Holders of the Common Stock are not entitled to cumulate votes for the election of directors.

          Of the 4,641,600 shares of Common Stock outstanding, 2,649,000 shares, representing 57.07% of the issued and outstanding shares of Common Stock, are owned beneficially by Mr. Marcel Dutil, a director of the Company (see "Principal Stockholder," herein) indirectly. Mr. Dutil has informed the Board that he intends to cause all of the 2,649,000 shares of Common Stock of the Company to be voted "FOR" the election of the nominees of the Board of Directors of the Company ("Matter No. 1"), and "FOR" the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for 1998 ("Matter No. 2").

          If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1, and "FOR" Matter No. 2. Signed proxies will be voted "FOR" or "AGAINST" each other matter which properly comes before the Annual Meeting or any adjournment or adjournments thereof, at the discretion of the persons named as proxyholders.

          With respect to the election of directors (Matter No. 1), each stockholder may cast such holder's votes "FOR" all the nominees or may "WITHHOLD AUTHORITY" to vote for all or for any individual nominee. Votes which are withheld will not be counted for purposes of the election of directors or for the purpose of establishing a quorum.

          With respect to the ratification of the appointment of auditors (Matter No. 2), each stockholder may cast all of such holder's votes "FOR" or "AGAINST" such proposal, or may "ABSTAIN" from voting. Abstentions will be counted as present for purposes of determining the existence of a quorum. However, because the ratification of auditors requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote, abstentions will have the effect of a negative vote.

          Under applicable Pennsylvania law, broker non-votes will be counted as present for purposes of determining whether a quorum exists at the Annual Meeting, but a broker non-vote with respect to Matters No. 1 or 2 will not be counted as present for purposes of such Matters and, as a result, will have no effect on the outcome of such Matters because approval of such Matters requires only the affirmative vote of a majority of shares present, in person or by proxy.

RIGHT OF REVOCATION

          Any stockholder giving a proxy has the power to revoke it by a written instrument, including a later dated proxy, signed in the same manner as the proxy and received by the Secretary of the Company prior to its exercise. Any stockholder attending the Annual Meeting may also revoke his proxy by voting in person at the Annual Meeting.

QUORUM

          Under the Company's Bylaws, holders of a majority of the shares entitled to vote at the Annual Meeting must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Mr. Dutil (see "Principal Stockholder," herein) has informed the Board that he intends to be present, either in person or by proxy, at the Annual Meeting so that a quorum will be present.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information, as of February 27, 1998, as to beneficial owners, either directly or indirectly, of 5% or more of the outstanding shares of the Common Stock.


                                                Percent
Name and Address of       Amount and Nature of     of
Beneficial Owner          Beneficial Ownership   Class
------------------------  --------------------  --------

Marcel Dutil(1)(2)......             2,649,000    57.07%
270 Chemin du Tremblay
Boucherville, Quebec
J43 5X9

___________________

(1) Marcel Dutil is a director of the Company and exercises sole voting and investing power with respect to these shares.

(2) Information in this table is based upon information filed by Mr. Dutil with the Securities Exchange Commission under the Securities Exchange Act of 1934 and representations made by Mr. Dutil to the Company.

          Because Mr. Dutil beneficially owns a majority of the outstanding shares of Common Stock, Mr. Dutil will be able to elect the two Class I nominees as directors, and ratify the appointment of Grant Thornton LLP regardless of how other stockholders of the Company may vote at the Annual Meeting.

                                  MATTER NO. 1
                             ELECTION OF DIRECTORS

GENERAL

          The Bylaws of the Company provide that the Company's business shall be managed by a Board of Directors. The number of directors shall be determined by the Board of Directors. The Company's Board, as provided in its Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. Under the Company's Articles, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the Class to which he or she was elected. The directors in each Class serve terms of three years each and until their successors are elected and qualified.

          The Board of Directors has fixed the number of directors in Class I at two and has nominated Mr. Paul Gobeil and Ms. Nycol Pageau-Goyette for election as Class I directors. Mr. Gobeil and Ms. Pageau-Goyette are presently directors of the Company.

          Charles Frey, Sr., has advised the Board that he intends to retire as a director effective at the end of his term on the date of the Annual Meeting.

          The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. All nominations are referred to the Board of Directors for consideration. In determining the nominees for director for 1999, the Board will consider nominees recommended by stockholders. Such stockholder recommendations should be made in writing no later than January 1, 1999, addressed to Corporate Secretary, 422 Business Center, A130 North Drive, P.O. Box 939, Oaks, Pennsylvania 19456.

          Under the Bylaws, nominations for director to be made at the Annual Meeting by stockholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed and received at the principal executive office of the Company not less than 90 days prior to the Annual Meeting. Such notice must contain certain information specified in the Bylaws. Such notice should be delivered or mailed to the attention of the Secretary of the Company. No notice of nomination for election as a director has been received from any stockholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

          The two nominees who receive the highest number of votes at the Annual Meeting will be elected as Class I directors. Shares represented by properly executed proxies will be voted for the two

Class I nominees listed below unless otherwise specified on a stockholder's proxy card. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named.

          If any of the nominees listed below become unable to accept the nomination or election, the proxyholders may exercise their voting power in favor of such other person or persons as the Board of Directors may recommend. The Company, however, at present has no reason to believe that any nominee listed below will be unable to serve as a director, if elected.

NOMINEES AND CONTINUING DIRECTORS FOR ELECTION AS DIRECTOR

          The following tables set forth, as to each of the nominees for election as Class I directors and as to each of the continuing Class II and Class III directors, his or her age and the period during which he or she has served as a director of the Company. There are no family relationships between any of the persons listed below.


                                                   Director
Name                                       Age     Since
----                                        ---    --------

NOMINEES FOR ELECTION IN 1998 AS
  CLASS I DIRECTORS TO SERVE UNTIL
  2001

Paul Gobeil...............................   55      1994
Nycol Pageau-Goyette......................   53      1994

CONTINUING CLASS II DIRECTORS TO SERVE
  UNTIL 1999
Pierre Desjardins.........................   56      1996
Marcel Dutil..............................   55      1990
Bernard Gouin.............................   45      1996

CONTINUING CLASS III DIRECTORS TO SERVE
  UNTIL 2000
Jean-Claude Arpin.........................   51      1994
Marc Guindon..............................   54      1990


          The principal occupation and business experience during the last five years of each nominee for election as a director of the Company and of each continuing director of the Company is as follows:

          Jean-Claude Arpin. Since 1988, Mr. Arpin has been a Vice President of Royal Bank Capital Corporation, a wholly-owned subsidiary of the Royal Bank of Canada.

          Pierre Desjardins. Since September 1996, Mr. Desjardins has served as President and Chief Executive Officer of the Company. From 1990 to 1994, he was President and Chief Executive Officer of Domtar, Inc., a publicly owned Canadian pulp and paper manufacturer. He is currently a director of Discreet Logic, a publicly owned Canadian company that develops, assembles, markets and supports systems for creating, editing and compositing imagery and special effects for film and video and also of Canam Manac Group, Inc., a publicly owned Canadian industrial corporation engaged in the manufacture of construction steel components and trailers in Canada, the United States, France and Mexico.

          Marcel Dutil. Since 1973, Mr. Dutil has been Chairman of the Board and Chief Executive Officer of Canam Manac Group, Inc. Mr. Dutil serves as a director of The National Bank of Canada, Quebec Telephone, Pharmacies Jean Coutu and Vauquelin Mines Ltd., each of which is a publicly owned company. Mr. Dutil also owns and/or controls Finloc and Placement CMI, two holding companies.

          Paul Gobeil. Since October 1990, Mr. Gobeil has served as Vice Chairman of the Board of Directors of Metro-Richelieu, Inc., a publicly owned Canadian food corporation. From December 1989 through September 1993, Mr. Gobeil served as Chairman of the Board of Royal Trust Company, a Canadian trust corporation. He also served as Chairman of the Board of Domtar Inc, a publicly owned Canadian pulp and paper manufacturer, from April 1993 through October 1994. Mr. Gobeil is currently a director of Canam Manac Group, Inc., Alimentation CoucheTard Inc. (a food corporation), Mines Vauquelin Ltee (a mining company), DiagnoCure Inc. (a biotechnology company), and the National Bank of Canada, all of which are publicly owned Canadian corporations.

          Bernard Gouin. Since February 1997, Mr. Gouin has been Chief Financial Officer of the Canam Manac Group, for which Mr. Gouin served as Chief Financial Officer from 1991 to 1992. From 1994 to early 1997, he was President of Belgo Corporation, a distributor of electricity-saving products and a provider of financial management services. From 1992 to 1994, he served as Executive Vice President of Canam Steel Corporation, a manufacturer of construction steel components and the American subsidiary of The Canam Manac Group.

          Nycol Pageau-Goyette. Since 1977, Ms. Pageau-Goyette has served as President and Chief Executive Officer of Pageau-Goyette Associates, a Canadian management company.

          Marc Guindon. Mr. Guindon was co-founder of the Company and has served as Chairman of the Board and as a director of the Company since 1990, and as Chief Executive Officer from May 1993 to September 1996. From 1985 to 1991, Mr. Guindon served as President and Chief Executive Officer of a privately-held Canadian corporation which, until February 13, 1996, held a majority of the Common Stock of the Company. Mr. Guindon is, at present, the Chief Executive Officer of Thermonic, Inc., a chrome waste recovery manufacturer.

 SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth information concerning the number of shares of Common Stock held as of February 27, 1998 by each nominee for director, each present director, each executive officer named in the compensation table set forth elsewhere herein, and all directors and executive officers as a group.


                                          Amount and Nature of Beneficial Ownership
                                  ---------------------------------------------------------
                                     Total      Sole Voting     Shared Voting     Percent
                                  Beneficial  or Dispositive   or Dispositive        of
                                   Ownership       Power            Power         Class(1)
                                  -----------  -------------  -----------------  ----------

Name of Beneficial Owner
------------------------

Jean-Claude Arpin...............        5,000          5,000              --          --
Pierre Desjardins(3)............      146,000        145,000           1,000(4)     3.10%
Marcel Dutil(5)..............       2,649,000      2,649,000              --       56.28%

Paul Gobeil(2)..................        7,000          7,000              --          --
Bernard Gouin...................           --             --              --          --
Marc Guindon....................           --             --              --          --
Nycol Pageau-Goyette(2).........           --             --              --          --

Other Named Executive Officers
--------------------------------

Randolph B. Braun(7)............       13,000         13,000              --          --
David L. Gilbert(8).............           --             --              --          --
Homer N. Holden(6)..............       52,000         52,000              --        1.10%
All directors and named
  executive officers as
  a group (10 persons).......      2,872,000       2,871,000           1,000       61.00%

_______________________


(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of shares of Common Stock outstanding as of February 27, 1998.

(2)  Indicates a nominee for election as a Class I director at the Annual
     Meeting.

(3) Consists of 75,000 shares which may be acquired by Mr. Desjardins upon the exercise of options granted to Mr. Desjardins by the Company and which are vested and presently exercisable or exercisable within 60 days after February 27, 1998. Does not include 150,000 shares which may be acquired by Mr. Desjardins in the future in connection with options granted to him by the Company which are not vested and are not exercisable within 60 days after February 27, 1998.

(4) Includes 1,000 shares of Common Stock owned by Mr. Desjardins' spouse with respect to which Mr. Desjardins disclaims beneficial ownership.

(5) Consists of 2,649,000 shares of Common Stock owned by a Canadian Corporation controlled by Marcel Dutil. Mr. Dutil possesses sole voting and investment control with respect to these shares (see "Principal Stockholder," herein).

(6) Consists of 52,000 shares which may be acquired by Mr. Holden upon the exercise of options granted to Mr. Holden by the Company and which are vested and presently exercisable or exercisable within 60 days after February 27, 1998. Does not include 28,000 shares which may be acquired by Mr. Holden in the future in connection with options granted to him by the Company which are not vested and are not exercisable within 60 days after February 27, 1998.

(7) Includes 13,000 shares which may be acquired by Mr. Braun upon the exercise of options granted to him by the Company. Does not include 27,000 shares which may be acquired by Mr. Braun in the future in connection with options granted to him by the Company which are not vested and are not exercisable within 60 days after February 27, 1998.

(8) Does not include 20,000 shares which may be acquired by Mr. Gilbert in the future in connection with options granted to him by the Company which are not vested and are not exercisable within 60 days after February 27, 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors of the Company has a standing Audit Committee and Compensation Committee. The entire Board of Directors of the Company assumes the role of a nominating committee. Pursuant to the Company's Bylaws, the Board of Directors is authorized to create such other permanent or temporary committees as it deems necessary. The Chief Executive Officer of the Company is an ex-officio member of all committees of the Board of Directors.

          The Audit Committee serves as the principal liaison among the Board of Directors, the Company's independent accountants and the Company's internal staff in connection with the Company's audit function. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the selection of independent accountants to audit the books and accounts of the Company and the performance of nonaudit services. The present members of the Audit Committee are Messrs. Desjardins, Gobeil, Gouin, and Guindon. The Audit Committee met four times during 1997.

          The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of members of the Company's executive staff. The members of the Compensation Committee are Messrs. Arpin, Dutil, Gobeil and Desjardins. The Compensation Committee met two times during 1997.

BOARD MEETINGS

          During 1997, the Board of Directors held six regular meetings. Seven members of the Board attended all, and one member attended all but one, of the aggregate number of meetings of the Board and of committees of which he or she is a member.

COMPENSATION PAID TO DIRECTORS

          Directors of the Company who are not executive officers of the Company are paid a quarterly retainer of $2,500, plus $500 per Board meeting attended. In addition, outside directors receive $250 for each regular committee meeting they attend.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

          The role of the Compensation Committee of the Board of Directors of the Company is to establish the compensation philosophy of the Company and monitor compensation plans and amounts for conformity with the philosophy.

          The Compensation Committee's role includes establishing company-wide compensation and benefits plans, reviewing and passing upon the Chief Executive Officer's (the "CEO") recommendations for compensation for executive and other senior officers, and reviewing and determining the compensation for the CEO.

          The Compensation Committee generally meets once a year. All actions of the Compensation Committee are reported to the full Board of Directors for review and approval. The CEO is a member of the Compensation Committee but does not vote on any matters impacting the CEO's compensation or employment status.

EXECUTIVE COMPENSATION PHILOSOPHY

          The Company's executive officer compensation program is predicated on a pay for performance philosophy, and as such, a substantial part of the executives' compensation is performance based. Within this framework, the total compensation program must enable the Company to attract, retain, motivate, and reward executive officers who are critical to the success of the Company.

          Total compensation for executive officers at the Company is a mixture of non-variable elements such as salary and benefits and variable elements such as short-term and long-term incentives. Total compensation can vary from year to year given the Company's considerable emphasis on the incentive compensation programs. Therefore, total compensation for executive officers at the Company is highly contingent on incentive plans which are themselves tied to the Company's financial performance.

          The Revenue Reconciliation Act of 1993 imposes a limit of $1,000,000 on annual compensation to certain executives or the corporation loses the ability to deduct compensation in excess of such amount, subject to certain exceptions. The Compensation Committee did not specifically design the Company's compensation program for 1998 to meet the requirements of the Act because the Compensation Committee does not believe that compensation payable to any executive officer during 1998 will result in any loss of deduction to the Company.

SPECIFIC EXECUTIVE COMPENSATION PROGRAMS

          In connection with setting executive compensation, the Compensation Committee reviews (a) the compensation paid to the executive in the preceding year against the executive officer's performance as outlined by the CEO and the President of the Company, (b) the results of operations of the Company for the year against the projected results of operations of the Company for the period, and (c) any other factor which the Committee deems relevant, in any applicable year, in assessing the performance of an executive (the "Compensation Criteria").

          The components of total compensation at the Company include salary, short-term and long-term incentives, benefits, and perquisites. The following commentary identifies the practices for each of these components.

SALARY

          Salary serves as the foundation for the Company's total compensation program. Salaries have been established for all positions including executive officers. Salaries are based on competitive pay practices and on the Company's assessment of the importance of the position. Certain executive officers have entered into employment agreements with the Company which provide for the payment of a pre-established base salary that is subject to an annual review by the entire Board for the purpose of considering possible increases in such salaries. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" herein. Salary adjustments for all positions are considered at the beginning of each calendar year and are based on the Compensation Criteria.

INCENTIVE PLANS

          The Company awards cash bonuses to its executive officers as its short-term incentive plan. The cash bonus plan for executive officers is designed to reward the accomplishment of specific annual financial objectives. Awards, in the form of cash compensation, are made to plan participants based upon the Company's pre-tax income and discretionary objectives. Under the cash bonus plan, each executive officer is entitled to receive a cash bonus ranging from zero to 18.75% of base salary and could be as high as 37.5% for exceptional results if the Company earned a pre-determined target amount of pre-tax income (the "Target Income") for the year ended December 31, 1997, as well as zero to 12.5% of base salary earned by meeting certain discretionary objectives. In addition, executive officers are entitled to receive an aggregate cash bonus in an amount equal to 15% of pre-tax income after such bonuses in excess of the Target Income.

          The Company uses a stock compensation plan as its long-term incentive plan. The purpose of this plan is to motivate and reward long-term performance defined as the creation of stockholder value and the achievement of consistent, long-term return on equity goals.

          The stock option plan relates a significant portion of executive compensation to increases in stockholder value. The plan promotes increased ownership of Common Stock by executives, as well as providing a meaningful compensation opportunity when shares are sold at a price in excess of the exercise price.

          All grants under the option plan are made at fair market value as of the date of grant. The number of options granted to each executive officer is based on the Compensation Criteria and on the potential long-term value of any options granted and the total number of options to be granted in any year as a percentage of total shares outstanding.

BENEFITS AND PERQUISITES

          The Company's executives participate in the same benefit program as applies to all employees of the Company. There are no additional insurance programs or welfare benefits for executives. Any perquisites for executives are business related and are intended to allow the executive to operate in as efficient a manner as possible.

SUMMARY

          The Compensation Committee believes that the Company's overall executive compensation program has performed well in attracting, retaining and rewarding executives.

                                    COMPENSATION COMMITTEE

                                    Jean-Claude Arpin, Marcel Dutil,
                                    Pierre Desjardins, Paul Gobeil

EXECUTIVE COMPENSATION

          The following table sets forth information for each of the three years ended December 31, 1997, 1996 and 1995 concerning compensation for services in all capacities awarded to, earned by or paid to (i) the chief executive officer, and (ii) the other executive officers of the Company who earned more than $100,000 during 1997 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                        Long-Term Compensation
                                                                    --------------------------------
                                       Annual Compensation                  Awards           Payouts
                               ---------------------------------    ----------------------- ---------
                                                           Other                 Securities
                                                          Annual                 Underlying
                                                          Compen-    Restricted   Options/               All Other
                                                          sation(1)    Stock        SARs       LTIP       Compen-
      Position                 Year  Salary($)  Bonus($)     $        Awards($)    (2)(#)    Payouts($)  sation($)
      --------                 ----  ---------  --------- ---------  ----------   --------   ---------   --------
Pierre Desjardins............   1997  $300,000     N/A        N/A         N/A       225,000       N/A        N/A
  Chairman of the Board,        1996   100,000     N/A        N/A         N/A          --         N/A        N/A
  President and Chief           1995         0       0        N/A         N/A          --         N/A        N/A
  Executive Officer

Homer N. Holden..............   1997   $113,000  5,510          A         N/A          --         N/A        N/A
  Vice President-Research       1996    110,000      0          A         N/A        30,000       N/A        N/A
  and Product Development       1995    110,000      0          A         N/A          --         N/A        N/A
  Executive Officer

Randolph Braun..............    1997   $110,000  4,672          A         N/A          --         N/A        N/A
  Vice President-Sales and      1996     95,000      0          A         N/A        40,000       N/A        N/A
  Marketing                     1995     79,167      0          A         N/A          --         N/A        N/A

David Gilbert...............    1997   $105,000  3,540          A         N/A        20,000       N/A        N/A
  Vice President-Research       1996     97,300      0          A         N/A          --         N/A        N/A
  and Product Development       1995          0      0          A         N/A          --         N/A        N/A

________________________
"N/A" indicates that the column is not applicable because no compensation of the category required to be disclosed in the column was received.

"A" indicates that the column is applicable but that no amount is required to be disclosed.

(1) The costs of certain perquisites and other personal benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total of annual salary and bonus reported in the columns above.

(2) Indicates number of shares for which options were granted under the Stock Compensation Plan during the applicable periods. See "OPTION/SAR GRANTS IN LAST FISCAL YEAR."

     The following table sets forth information concerning grants of stock options for the fiscal year ended December 31, 1997 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                   % of Total
                       Number of     Options                                  Potential Realizable
                      Securities      /SARs                                     Value at Assumed
                      Underlying   Granted to                                 Annual Rates of Price
                       Options     Employees    Exercise                    Appreciation for Option
                        /SARs         in         or Base                             Term
                       Granted      Fiscal      Price(2)    Expiration     ------------------------
                         (1)(#)       Year      ($/Sh)         Date        5% ($)(3)     10% ($)(3)
                        -------   ----------   --------     ----------     --------      ----------
Pierre Desjardins..     225,000      76.27%       $2.88         9/3/01     $179,030        $395,610
Homer N. Holden....           0        N/A          N/A            N/A          N/A             N/A
Randolph Braun.....           0        N/A          N/A            N/A          N/A             N/A
David Gilbert(4)...      20,000       6.78%       $2.75         8/7/07     $ 89,589        $142,656
-------------------------

(1) All amounts represent incentive stock options; no SARs or SARs granted in tandem with options were granted during 1997. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability. The options granted to Mr. Desjardins and to Mr. Gilbert were granted under the 1997 Plan. In connection with such grant, Mr. Desjardins relinquished his rights to options granted to him in 1996 outside of the 1994 Plan. All the characteristics of options granted to Mr. Desjardins in 1997 were substantially similar to characteristics of options granted to him in 1996.

(2) In the case of each option grant, the exercise price per share is equal to the fair market value on the date the option was granted. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Common Stock.

(4) Options have a term of ten years from the date of grant. Options vest at the rate of 20% per year for five consecutive years beginning one year from the date of grant.

     The following table sets forth information concerning the exercise of options to purchase shares of Common Stock by the Named Executives during the fiscal year ended December 31, 1997, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUE(1)


                                                                  Value of
                                                Number of        Unexercised
                                               Securities       In-the-Money
                                               Underlying       Options/SARs
                                              Options/SARs           at
                       Shares                   at Fiscal       Fiscal Year-
                      Acquired      Value      Year-End(#)       End ($)(2)
                        on        Realized    Exercisable/      Exercisable/
Name                 Exercise(#)     ($)      Unexercisable     Unexercisable
-------------------  -----------  ---------  ---------------  -----------------

Pierre Desjardins..           0          0   75,000/150,000             0/0
Homer N. Holden....           0          0    36,000/44,000     1,500/6,000
Randolph Braun.....           0          0     8,000/32,000     1,250/5,000
David Gilbert......           0          0         0/20,000             0/0
------------------------

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1997 or outstanding at fiscal year-end 1997.

(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1997. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As of September 3, 1996, the Company entered into an Employment Agreement with Pierre Desjardins under which Mr. Desjardins serves as President and Chief Executive Officer of the Company. The initial term of the Employment Agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless the Company gives written notice to Mr. Desjardins of an intention not to renew. Mr. Desjardins will receive an annual base salary of $300,000 per year under the Employment Agreement. The Employment Agreement also provides for the award of options to purchase 225,000 shares of Common Stock. The Company may terminate the Employment Agreement for cause. In the event the Company terminates the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Desjardins is entitled to, among other things, an amount equal to the total salary due for the unexpired term of the Employment Agreement.

     In 1994, the Company entered into Employment Agreements with Homer N. Holden. In 1996, the Company entered into Employment Agreements with Randolph Braun and David Gilbert. Under their Employment Agreements, Homer N. Holden serves as Vice President of Research and Product Development, Randolph Braun serves as Vice President Sales and Marketing and David Gilbert serves as Vice President Engineering. The initial term of each Employment Agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. In accordance with the terms of the Employment Agreements, the Company paid, in 1997, an annual base salary of $113,000 to Mr. Holden, $110,000 to Mr. Braun, and $105,000 to Mr. Gilbert. The Employment Agreements provide for an annual review by the Board of the executives' base salaries for purposes of considering possible increases thereto. The Employment Agreements also provide for the payment of bonuses and the award of stock options in such amounts as shall be determined by the Board. In addition, in the event of termination by the Company of an executive as a result of disability or without cause (as defined in the Employment Agreements), the terminated executive is entitled to continued payments of his base salary for a period not to exceed the lesser of:
(a) six (6) months or (b) the date of the executive's death, which amount will be offset by any payments received by the executive under any disability plan sponsored by the Company. The Employment Agreements also contain certain confidentiality, non-competition and non-solicitation provisions. None of the above Employment Agreements contain a change-in-control provision.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and any persons beneficially owning ten percent or more of the Common Stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish the Company with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in the Company's proxy statement. Based solely on the Company's review of any copies of such statements it received and on written representations from directors and officers, the Company believes that all such statements were timely filed in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Pierre Desjardins, President and Chief Executive Officer of the Company, serves as a member of the Compensation Committee, although he does not participate in or vote on matters concerning his own benefits or awards. The Board of Directors believes that Mr. Desjardins' position with the Company provides him with perspective valuable to the Compensation Committee in connection with performance of the Committee's duties.

PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Market Value Index and the Peer Group Index for the periods indicated. Because there was no public market for the Common Stock prior to the Offering, information is presented only for the period from February 25, 1994 (the date the Common Stock commenced trading on the Nasdaq Stock Market) through December 31, 1997. The graph assumes an initial investment of $100.00 with dividends, if any, reinvested over the periods indicated.

                               PERFORMANCE CHART

                                        Fiscal Year Ended
                              -------------------------------------
                               1994   1994    1995    1996    1997
                              ------  -----  ------  ------  ------

The Company.................  100.00  86.42   39.51   33.33   27.16
Peer Group Index(1).........  100.00  86.53  100.31  145.22  223.70
NASDAQ Market Value Index.    100.00  97.21  126.09  156.68  191.60

________________________

(1) The Peer Group Index consists of those companies that comprise Media General Industry Group Index 083 - Other Business and Institutional Equipment. The composition of the Peer Group Index is as follows:
     Educational Development CP, Geographics Inc., Hon Industries, Inc., Kimball International B, Knoll Inc., Lear Corp., Miller Herman, Inc., Mity Lite, Inc., Norwood Promotional Prod., Open Plan Systems, Inc., Polyvision Corp., Tab Products Co., Virco Manufacturing CP., Winsloew Furniture, Inc.


CERTAIN TRANSACTIONS

          The Company's net loss for 1997, caused by the Company's charge to income in the third quarter to increase the Company's warranty reserve, resulted in the Company's net tangible assets (total assets less goodwill and less
                                                   ----
liabilities) dropping below
the dollar amount necessary for the Company to maintain the listing of the Company's common stock on NASDAQ's National Market System.

          The Company's Board of Directors and principal shareholder (see "Principal Stockholders" herein) believe that continued listing is important to the Company and to its shareholders. To accomplish this objective, the Company's principal shareholder purchased from the Company in March 1998, 400 shares of authorized perpetual Class A Floating Rate Preferred Stock of the Company at $10,000, cash, per share (the "Preferred Stock"). This $4 million equity infusion is expected to cause the Company to meet the NASDAQ's net tangible asset test and is expected to allow the Company to maintain its NASDAQ National Market listing over the foreseeable future.

          The perpetual Preferred Stock is entitled to receive, as and if declared by the Company's Board, dividends at a floating rate equal to the rate payable by the Company on its line of credit with its commercial bank.
Dividends are payable quarterly in arrears, and if not declared or paid would cumulate at the line of credit rate, plus 50 basis points. The preferred stock:
(i) does not possess voting rights, (ii) is not convertible into common stock, and (iii) is not redeemable at the option of the holder. The Preferred Stock is redeemable at the option of the Company, but only (i) if and to the extent the Company's net tangible assets at the end of any fiscal quarter exceeded $4.5 million, or (ii) if at least a majority of the independent and disinterested members of the audit committee of the Company's Board of Directors approve such redemption. The preceding provision relating to redemption constitutes a covenant between the Company, the Company's principal shareholder and its remaining shareholders and may not be changed without the approval of at least a majority of the independent and disinterested members of the audit committee of the Company's Board of Directors.

          The terms of the Preferred Stock were determined between the Company and the principal shareholder as the result of arms length negotiation. The issuance of the Preferred Stock was approved by the Company's independent and disinterested directors after consulting with an investment banker. The Company believes that the terms and conditions of the Preferred Stock are at least comparable to those terms and conditions which would be available to the Company from unrelated parties.

                                  MATTER NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed on January 12, 1998, the firm of Grant Thornton LLP, independent accountants, to provide auditing and accounting services for the Company and its subsidiaries during fiscal year 1998. Such appointment is being submitted to stockholders for ratification. Grant Thornton LLP replaced Price Waterhouse LLP, which firm, on December 3, 1997, resigned as the Company's independent accountants in the midst of a disagreement with the Company relating to the recoverability of a $6.8 million deferred tax asset recorded by the Company during the 3rd quarter, 1997.

     During the third quarter of 1997, the Company sustained a $20 million operating loss due in large measure to an $18 million warranty charge and certain other charges of $2.6 million. Based on its review of all evidence and other information available to it at September 30, 1997, the Company recorded, as an asset, a $6.8 million tax benefit represented by deferred taxes which management believed were fully realizable, based on the Company's historical results of operations, management's forecast of future taxable income, and other factors. Based on procedures performed in connection with its review of the Company's unaudited financial information for the quarter ended September 30, 1997, Price Waterhouse LLP stated that the Company should record a substantial valuation allowance (thus decreasing the amount of the deferred tax asset) because, in its view, the objective evidence indicated it is more likely than not that such deferred asset would not be fully realized in the future. A substantial increase in the valuation allowance would have reduced the Company's assets, net worth and net income by the amount of the increase in the valuation allowance. This matter was discussed by the Company's Audit Committee with representatives of Price Waterhouse LLP and was not resolved at the time of Price Waterhouse's resignation or the appointment of Grant Thornton LLP prior to the commencement of the 1997 year-end audit.

          The Company has evaluated whether a valuation allowance is appropriate under all the facts and circumstances existing at December 31, 1997, in connection with the 1997 audit process and has concluded that a valuation allowance of approximately $275,000 is required to cover various state net operating loss carryforwards with relatively short carryforward periods. Grant Thornton LLP concurred with the Company's determination that no additional valuation allowance is required. The Company is unable to quantify the amount of a valuation allowance Price Waterhouse LLP would have required.

     The Company authorized Price Waterhouse LLP to respond fully to all inquiries of Grant Thornton LLP concerning the subject matter of the disagreement referenced above.

     The Company did not consult with Grant Thornton LLP regarding any accounting matter during the two most recent fiscal years or any subsequent interim period prior to engaging Grant Thornton LLP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR. The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification of the appointment unless a stockholder specifies to the contrary on such stockholder's proxy card.

                         STOCKHOLDER PROPOSALS FOR 1999

     Stockholders may propose matters for consideration at annual meetings of stockholders by notice in writing, delivered to or mailed and received by the Secretary of the Company or the Pennsylvania Corporation, as the case may be, not less than 30 days prior to such annual meeting, which notice must contain certain information specified in the Bylaws or the New Bylaws, as the case may be.

     The 1999 Annual Meeting of Stockholders of the Company or the Pennsylvania Corporation, as the case may be, will be held on or about April 16, 1999. Any stockholder desiring to submit a proposal to be considered for inclusion in the 1998 proxy materials must submit such proposal or proposals in writing, addressed to the Company or the Pennsylvania Corporation, as the case may be, at 422 Business Center, A130 North Drive, Oaks, Pennsylvania 19456, Attention:
Secretary, on or before December 1, 1998.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matter before the Annual Meeting and is not presently informed of any other business which others may bring before the Annual Meeting. If any other matters should properly come before the Annual Meeting, or any adjournment or adjournments thereof, however, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                              BY ORDER OF THE BOARD OF DIRECTORS


                          /s/ Jeffrey A. Boehmer
                              Jeffrey A. Boehmer, Secretary

March 25, 1998


                   PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

                                         LOGO



                                    NOTICE OF 1998 ANNUAL MEETING
                                    AND PROXY STATEMENT